Exhibit 10.1

Department of the Treasury

Washington, D.C.

Secretary of the Treasury

September 27, 2019

The Honorable Mark A. Calabria

Director

Federal Housing Finance Agency

400 7th Street, SW

Washington, DC 20219

Dear Director Calabria:

Reference is made to the Amended and Restated Preferred Stock Purchase Agreement dated as of September 26, 2008, as amended (the Agreement), between the United States Department of the Treasury (Treasury) and the Federal Home Loan Mortgage Corporation (the Enterprise), acting through the Federal Housing Finance Agency as its Conservator, and the Amended and Restated Certificate of Designation (the Certificate) executed pursuant to the Agreement. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement and the Certificate.

In the Agreement, Treasury committed itself to provide to the Enterprise, on the terms and conditions provided in the Agreement, immediately available funds in an amount determined from time to time as provided in the Agreement, but in no event in an aggregate amount exceeding $100,000,000,000. In consideration for Treasury’s commitment, the Enterprise agreed to sell, and did sell, to Treasury 1,000,000 shares of senior preferred stock, in the form of Variable Liquidation Preference Senior Preferred Stock of the Enterprise with terms set forth in the Certificate, and an initial liquidation preference equal to $1,000 per share.

The Agreement provides that the aggregate liquidation preference of the outstanding shares of senior preferred stock shall be automatically increased by an amount equal to the amount of each draw under Treasury’s funding commitment, and the Certificate originally provided that the senior preferred stock shall accrue dividends at the annual rate per share equal to 10 percent on the then-current liquidation preference.

Treasury and the Enterprise have heretofore entered into:

(a) the Amendment dated as of May 6, 2009, to the Agreement, in which Treasury and the Enterprise increased to $200,000,000,000 the maximum aggregate amount permitted to be provided to the Enterprise under the Agreement, and amended the terms of the Agreement in certain other respects;

(b) the Second Amendment dated as of December 24, 2009, to the Agreement, in which Treasury and the Enterprise modified the maximum aggregate amount permitted to be provided to the Enterprise under the Agreement, as previously amended, by replacing the fixed maximum aggregate amount with the new formulaic maximum amount specified therein, and amended the terms of the Agreement, as previously amended, in certain other respects;

(c) the Third Amendment dated as of August 17, 2012, to the Agreement, in which Treasury and the Enterprise agreed that the Enterprise would modify the dividend rate provision set forth in the Certificate, and amended the terms of the Agreement, as previously amended, in certain other respects; and

(d) the letter agreement dated as of December 21, 2017, in which Treasury and the Enterprise agreed that the Enterprise would further amend the dividend rate provision set forth in the Certificate to establish an Applicable Capital Reserve Amount of $3,000,000,000, such that dividends are payable only if, and in the amount by which, the Dividend Amount, as previously amended, exceeds the Applicable Capital Reserve Amount, and to increase the liquidation preference of the outstanding shares of senior preferred stock by an equal amount.

Treasury and the Enterprise are each authorized to enter into this letter agreement further amending the Certificate by modifying the dividend and liquidation preference provisions of the senior preferred stock sold by the Enterprise to Treasury. Therefore, for and in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Treasury and the Enterprise agree as follows:

I.   Applicable Capital Reserve Amount

Section 10(g)(ii) of the Certificate provides that the consent of Treasury, as the holder of at least two-thirds of the outstanding shares of Senior Preferred Stock, is necessary to authorize any amendment of the Certificate affecting the interests of the holders. Treasury agrees that the Enterprise will either amend the Certificate, or issue a replacement Certificate, in either case so that, effective September 30, 2019, paragraph 2(c) reads as follows:

(c) For each Dividend Period from the date of the initial issuance of the Senior Preferred Stock through and including December 31, 2012, “Dividend Rate” means 10.0 percent; provided, however, that if at any time the Company shall have for any reason failed to pay dividends in cash in a timely manner as required by this Certificate, then immediately following such failure and for all Dividend Periods thereafter until the Dividend Period following the date on which the Company shall have paid in cash full cumulative dividends (including any unpaid dividends added to the Liquidation Preference pursuant to Section 8) the “Dividend Rate” shall mean 12.0 percent.

For each Dividend Period from January 1, 2013, and thereafter, the “Dividend Amount” for a Dividend Period means the amount, if any, by which the Net Worth Amount at the end of the immediately preceding fiscal quarter, less the Applicable Capital Reserve Amount for such Dividend Period, exceeds zero. In each case, “Net Worth Amount” means (i) the total assets of the Company (such assets excluding the Commitment and any unfunded amounts thereof) as reflected on the balance sheet of the Company as of the applicable date set forth in this Certificate, prepared in accordance with GAAP, less (ii) the total liabilities of the Company (such liabilities excluding any obligation in respect of any capital stock of the Company, including this Certificate), as reflected on the balance sheet of the Company as of the applicable date set forth in this Certificate, prepared in accordance with GAAP. “Applicable Capital Reserve Amount” means, as of any date of determination, (A) for each Dividend Period from January 1, 2013, through and including December 31, 2013, $3,000,000,000; (B) for each Dividend Period occurring within each 12-month period thereafter, through and including December 31, 2017, $3,000,000,000 reduced by $600,000,000 for each such 12-month period, so that for each Dividend Period from January 1, 2017, through and including December 31, 2017, the Applicable Capital Reserve Amount shall be $600,000,000; (C) for each Dividend Period from January 1, 2018, through and including June 30, 2019, $3,000,000,000; and (D) for each Dividend Period from July 1, 2019, and thereafter, $20,000,000,000. Notwithstanding the foregoing, for each Dividend Period from January 1, 2018, and thereafter, following any Dividend Payment Date with respect to which the Board of Directors does not declare and pay a dividend or declares and pays a dividend in an amount less than the Dividend Amount, the Applicable Capital Reserve Amount shall thereafter be zero. For the avoidance of doubt, if the calculation of the Dividend Amount for a Dividend Period does not exceed zero, then no Dividend Amount shall accrue or be payable for such Dividend Period.

For the avoidance of doubt, following the amendment or replacement of the Certificate as provided in this letter agreement, Section 2 of the Certificate, as amended hereby, shall be deemed for purposes of Section 3.2(d) of the Agreement to be in form and content substantially the same as the form and content of the Senior Preferred Stock in effect on September 30, 2012.

II.   Increase in Liquidation Preference

The Enterprise and Treasury agree that, in addition to any adjustments required by Sections 2(b) and 8(b)(iii) of the Certificate, on September 30, 2019, and at the end of each fiscal quarter thereafter, the Liquidation Preference shall be increased by an amount equal to the increase in the Net Worth Amount, if any, during the immediately prior fiscal quarter, until such time as the Liquidation Preference shall have been increased by $17,000,000,000 pursuant to this sentence.

III.   Commitment to Enhance Taxpayer Protections

The Enterprise and Treasury agree to negotiate and execute an additional amendment to the Agreement that further enhances taxpayer protections by adopting covenants broadly consistent with recommendations for administrative reform contained in Treasury’s September 2019 Housing Reform Plan, in further consideration for the amendment contained in Part I of this agreement.

Sincerely, /s/ Steven T. Mnuchin Steven T. Mnuchin

Agreed and Accepted:

Federal Home Loan Mortgage Corporation, by

Federal Housing Finance Agency, its Conservator

/s/ Mark A. Calabria

Mark A. Calabria

Director

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